Exhibit T3E-3

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

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In re:	:	Chapter 11
:
ONCURE HOLDINGS, INC., et al.,	:	Case No. 13-11540 (KG)
:
Debtors.(1)	:	Jointly Administered
:
	:	Re: Docket Nos. 121,122, 269 & 271
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ORDER (A) APPROVING THE DISCLOSURE STATEMENT,

(B) ESTABLISHING THE VOTING RECORD DATE, VOTING DEADLINE

AND OTHER DATES, (C) APPROVING PROCEDURES FOR SOLICITING,

RECEIVING AND TABULATING VOTES ON THE PLAN AND FOR FILING

OBJECTIONS TO THE PLAN AND (D) APPROVING THE MANNER AND

FORMS OF NOTICE AND OTHER RELATED DOCUMENTS

Upon the motion (the “Motion”)(2) of the above-captioned debtors and debtors in possession (collectively, the “Debtors”) for entry of an order, pursuant to 11 U.S.C. §§ 105(a), 1125, and 1126 and Rules 2002, 3003, 3017, 3018, and 3020 of the Federal Rules of Bankruptcy Procedure, (a) approving the Disclosure Statement, (b) establishing the applicable voting record dates, the Voting Deadline and other dates (a summary chart of which is attached hereto as Chart A), (c) approving procedures for soliciting, receiving and tabulating votes on the Plan and for filing objections to the Plan, (d) approving the manner and forms of notice and other related

(1)                                 The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: OnCure Holdings, Inc. (1697); Center for Radiation Oncology of Tampa Bay, Inc. (8772); Charlotte Community Radiation Oncology, Inc. (7550); Coastal Oncology, Inc. (6166); Englewood Oncology, Inc. (7072); Fountain Valley & Anaheim Radiation Oncology Centers, Inc. (3999); Interhealth Facility Transport, Inc. (1243); JAXPET, LLC (1932); JAXPET/Positech, L.L.C. (8952); Manatee Radiation Oncology, Inc. (3848); Mica Flo II, Inc. (3431); Mission Viejo Radiation Oncology Medical Group, Inc. (3523); Oncure Medical Corp. (1053); Pointe West Oncology, LLC (4963); Radiation Oncology Center, LLC (8888); Santa Cruz Radiation Oncology Management Corp. (2410); Sarasota County Oncology, Inc. (5920); Sarasota Radiation & Medical Oncology Center, Inc. (4395); U.S. Cancer Care, Inc. (3730); USCC Acquisition Corp. (2679); USCC Florida Acquisition Corp. (0485); USCC Healmcare Management Corp. (6788); and Venice Oncology Center, Inc. (5471). The address for OnCure Holdings, Inc. and certain other Debtors is 188 Inverness Drive West, Suite 650, Englewood Colorado 80112.

(2)                                 Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Motion.

documents and (e) granting other relief relating thereto as set forth herein; and it appearing that the relief requested in the Motion is in the best interests of the Debtors’ estates, their creditors, and other parties in interest; and it appearing that this Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334; and it appearing that the Motion is a core proceeding pursuant to 28 U.S.C. § 157; and adequate notice of the Motion and opportunity for objection having been given; and it appearing that no other notice need be given; and after due deliberation and sufficient cause therefore:

IT IS HEREBY FOUND AND DETERMINED THAT:

A.                                    The Disclosure Statement contains adequate information within the meaning of Bankruptcy Code Section 1125.

B.                                    The notices attached hereto as Exhibits 1, 2, 4, 5, 6, and 7 (collectively, the “Notices”) contain sufficient information and are appropriate under the circumstances.

C.                                    The form of the ballots attached hereto as Exhibits 3-A and 3-B (collectively, the “Ballots”) (i) are sufficiently consistent with Official Form No. 14, (ii) adequately address the particular needs of these Chapter 11 Cases and (iii) are appropriate for the Class of Claims entitled under the Plan to vote to accept or reject the Plan.

D.                                    The time period set forth below during which the Debtors may solicit votes on the Plan is a reasonable period of time for creditors to make an informed decision as to whether to accept or reject the Plan.

E.                                     The procedures set forth below for the solicitation and tabulation of votes to accept or reject the Plan provide for a fair and equitable voting process and are consistent with Bankruptcy Code Section 1126.

F.                                      The procedures set forth below regarding the Confirmation Hearing Notice and the contents of the Solicitation Package comply with Bankruptcy Rules 2002 and 3017 and constitute sufficient notice to all interested parties.

IT IS THEREFORE:

1.                                       ORDERED that the Motion is granted in its entirety; and it is further

I.                                        Approval of the Disclosure Statement

2.                                       ORDERED that, pursuant to Bankruptcy Rule 3017(b), the Disclosure Statement is approved as containing adequate information within the meaning of Bankruptcy Code Section 1125(a), and the Debtors are authorized to distribute the Disclosure Statement and Solicitation Package in order to solicit votes on, and pursue confirmation of, the Plan; and it is further

3.                                       ORDERED that the Disclosure Statement Notice attached hereto as Exhibit 1 is approved pursuant to Bankruptcy Rules 2002 and 3017; and it is further

4.                                       ORDERED that the notice and objection procedures provided in connection with the Disclosure Statement Hearing were reasonable and appropriate under the circumstances, and such notice and objection procedures were adequate pursuant to Bankruptcy Rule 3017; and it is further

II.                                   Confirmation Hearing and Objections

5.                                       ORDERED that, pursuant to Bankruptcy Rule 3020(b)(2), the hearing to consider confirmation of the Plan (the “Confirmation Hearing”) shall be on October 3, 2013 at 10:00 a.m. prevailing Eastern Time; and it is further

6.                                       ORDERED that, pursuant to Bankruptcy Rule 3020(b)(1), the deadline (the “Confirmation Objection Deadline”) for filing and serving objections to confirmation of the Plan (“Confirmation Objections”) shall be September 23, 2013 at 4:00 p.m. prevailing Eastern Time; and it is further

7.                                      ORDERED that the Confirmation Objections, if any, shall (a) be in writing, (b) comply with the Bankruptcy Rules and the Local Rules, (c) set forth the name of the objector and the nature and amount of any claim or interest asserted by the objector against or in the Debtors, (d) state with particularity the legal and factual bases for the objection and, if practicable, a proposed modification to the Plan that would resolve such objection, and (e) be filed, contemporaneously with a proof of service, with the Bankruptcy Court and served so as to be actually received by each of the following parties (the “Notice Parties”) on or before the Confirmation Objection Deadline:

(a)                                 Counsel to the Debtors, Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022-4834 (Attn: Aaron M. Singer, Esq.) and Richards, Layton & Finger, P.A., One Rodney Square, 920 North King Street, Wilmington, Delaware 19801 (Attn: Daniel J. DeFranceschi, Esq.);

(b)                                 Counsel to the Ad Hoc Secured Noteholders Committee, Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York, 10038 (Attn: Jayme T. Goldstein, Esq.) and 2029 Century Park East, Los Angeles, California 90067 (Attn: Frank Merola, Esq.) and Young Conaway Stargatt & Taylor, LLP (Attn: Edmon L. Morton, Esq. and Matthew B. Lunn, Esq.);

(c)                                  Counsel to the Prepetition Secured Notes Indenture Trustee, Seward & Kissel LLP, One Battery Park Plaza, New York, NY 10004 (Attn: John R. Ashmead, Esq.); and

(d)                                 The Office of the United States Trustee for the District of Delaware, 844 King Street, Suite 2207, Wilmington, Delaware 19801 (Attn: David L. Buchbinder, Esq.).

and it is further

III.                              Establishment of Voting Record Date and Approving Procedures for Temporary Allowance of Claims that are Subject to an Objection Filed by the Debtors

8.                                      ORDERED that, pursuant to Bankruptcy Rule 3017(d), August 14, 2013 shall be the voting record date (the “Securities Voting Record Date”) with respect to the Prepetition Secured Notes and Old HoldCo Interests (collectively, the “Securities”) and August 21, 2013 shall be the voting record date (the “Non-Securities Voting Record Date” and together with the Securities Voting Record Date, the “Voting Record Date”) with respect to all other Claims and Equity Interests (i.e., those in Classes 1, 2, 3, 4, 6, 7 and 9). The Debtors shall use the applicable Voting Record Date for determining which (a) creditors are entitled to receive Solicitation Packages, (b) creditors are entitled to vote to accept or reject the Plan, and (c) non-voting creditors and equity interest holders are entitled to receive notice of the Confirmation Hearing; and it is further

9.                                       ORDERED that any holder of a claim against the Debtors for which the Debtors have filed an objection on or before August 21, 2013, whether such objection related to the entire claim or a portion thereof, shall not be entitled to vote on the Plan and shall not be counted in determining whether the requirements of Bankruptcy Code Section 1126(c) have been met with respect to the Plan (except to the extent and in the manner as may be set forth in the objection) unless (a) the claim has been temporarily allowed for voting purposes pursuant to Bankruptcy Rule 3018(a) and in accordance with this Order or (b) on or before the Voting Deadline, the objection to such claim has been withdrawn or resolved in favor of the creditor asserting the claim; and it is further

10.                                ORDERED that a recipient of an objection to expunge or disallow its claim will receive a notice of non-voting status (the “Notice of Non-Voting Status: Disputed Claims”), substantially in the form of Exhibit 2 attached hereto; and it is further

11.                                ORDERED that September 19, 2013 at 4:00 p.m. prevailing Eastern Time (the “Rule 3018(a) Motion Deadline”) shall be the deadline for the filing and serving of any motion requesting temporary allowance of a movant’s claim for purposes of voting pursuant to Bankruptcy Rule 3018(a) (the “Rule 3018(a) Motion(s)”); and it is further

12.                                ORDERED that Rule 3018(a) Motions must be filed with the Bankruptcy Court and served on undersigned counsel and the other Notice Parties so as to be actually received not later than the Rule 3018(a) Motion Deadline; and it is further

13.                                ORDERED that any party timely filing and serving a Rule 3018(a) Motion shall be provided a ballot and be permitted to cast a provisional vote to accept or reject the Plan, if such party is in a voting class. If, and to the extent that, the Debtors and such party are unable to resolve the issues raised by the Rule 3018(a) Motion prior to the Voting Deadline, then at the Confirmation Hearing this Court shall determine whether the provisional ballot should be counted as a vote on the Plan; and it is further

14.                                [intentionally deleted]

IV.                               Approval of Solicitation Procedures

A.                                    Duties of Voting and Claims Agent

15.                                ORDERED that the Voting and Claims Agent shall assist the Debtors in, among other things, (a) mailing Confirmation Hearing Notices to holders of claims in Non-Voting Classes and other non-voting parties entitled to notice, (b) mailing Solicitation Packages, (c) soliciting votes on the Plan, (d) receiving, tabulating, and reporting on ballots cast for or against the Plan by holders of claims against the Debtors, (e) responding to inquiries from creditors and stakeholders relating to the Plan, the Disclosure Statement, the ballots and matters related thereto, including, without limitation, the procedures and requirements for voting to accept or reject the Plan and objecting to the Plan, and (f) if necessary, contacting creditors regarding the Plan and their ballots; and it is further

B.                                    Notices and Ballots

16.                                ORDERED that the Notices and Ballots to be used in connection with the solicitation of votes on, and confirmation of, the Plan (as applicable) are hereby approved in full; and it is further

17.                                ORDERED that all Ballots sent to the holders of the Prepetition Secured Notes Claims shall be accompanied by pre-addressed, postage prepaid return envelopes addressed to either (a) the Intermediary Record Owner (as defined below) or (b) if the ballot is pre-validated or the Prepetition Secured Notes Claims are held by the Registered Record Owner (as defined below), the Voting and Claims Agent; and it is further

18.                                ORDERED that Administrative Claims, DIP Facility Claims, Priority Tax Claims and Claims in Class 1 (Other Priority Claims), Class 2 (Other Secured Claims), Class 3 (Secured Tax Claims) and Class 4 (Prepetition Term Loan Claims), and Equity Interests in Class 9 (Old Affiliate Interests in any HoldCo Subsidiary) are deemed Unimpaired Claims and, thus, the Holders of such Unimpaired Claims are conclusively presumed to accept the Plan pursuant to Bankruptcy Code Section 1126(f), and the Debtors are not required to solicit their vote with respect to such Unimpaired Claims. Claims in Class 7 (Intercompany Claims) are deemed Impaired Claims but the Holders of such Class 7 Claims are nevertheless presumed to accept the Plan. Accordingly, the Debtors are not required to solicit their vote; and it is further

19.                                ORDERED that the Debtors shall not be obligated to deliver Solicitation Packages or ballots to Holders of Unimpaired Claims or Holders of Intercompany Claims in Class 7. Rather, in lieu thereof and in accordance with Bankruptcy Rule 3017(d), the Debtors shall mail to the Holders of Unimpaired Claims a notice, substantially in the form of Exhibit 4 attached hereto (the “Unimpaired Claims Notice”) and to the Holders of Intercompany Claims

in Class 7 a notice, substantially in the form of Exhibit 5 attached hereto (the “Non-Voting Status Notice: No Recovery”); and it is further

20.                                ORDERED that, because Holders of Claims in Class 6 (General Unsecured Claims) and Equity Interests in Class 8 (Old HoldCo Interests) do not retain or receive any property under the Plan, such Holders are, therefore, deemed to reject the Plan pursuant to Bankruptcy Code Section 1126(g). The Holders of such Claims shall receive the Solicitation Packages (other than a ballot and the Plan Supplement) as provided in paragraph 26 below and a Non-Voting Status Notice: No Recovery. In lieu of sending Solicitation Packages to Holders of such Equity Interests, the Debtors shall mail to such Holders a Non-Voting Status Notice: No Recovery; and it is further

21.                                ORDERED that the Debtors shall not be required to deliver ballots or Solicitation Packages to counterparties to the Debtors’ executory contracts and unexpired leases who do not have scheduled Claims or Claims based upon filed Proofs of Claim. Rather, in lieu thereof, and in accordance with Bankruptcy Rule 3017(d), the Debtors shall mail to the counterparties to the Debtors’ executory contracts and unexpired leases a notice, substantially in the form of Exhibit 6 attached hereto (the “Contract/Lease Notice”); and it is further

22.                                ORDERED that nothing in this Order shall be deemed to amend or alter the Cure Claim Procedures Order; and it is further

C.                                    Content and General Transmittal of Solicitation Packages; Notice of Confirmation Hearing

23.                                ORDERED that the Debtors are authorized to transmit, or cause to be transmitted, on or before August 26, 2013 (the “Solicitation Mailing Date”), to the persons listed below in paragraphs 26 and 27, subject to the limitations contained therein and elsewhere in this Order, by United States mail, first-class postage prepaid, personal service, or overnight delivery, a solicitation package (the “Solicitation Packaged”) containing a CD-ROM or printed version of the following:

(a)                                 the Confirmation Hearing Notice, substantially in the form attached hereto as Exhibit 7;

(b)                                 the Disclosure Statement;

(c)                                  the Plan (which may be furnished in the Solicitation Package as Exhibit A to the Disclosure Statement);

(d)                                 the Disclosure Statement Order (without exhibits attached);

(e)                                  a cover letter from the Debtors explaining the solicitation process and urging Holders of Claims in the Voting Class to vote to accept the Plan; and

(f)                                   to the extent applicable, a ballot and/or notice, appropriate for the specific creditor, in substantially the forms attached to this Order (as may be modified for particular classes and with instruction attached thereto). For the avoidance of doubt, the Solicitation Packages distributed to Holders of Claims in Class 6 will not include a ballot or the Plan Supplement;

and it is further

24.                                 ORDERED that the Debtors shall file the Plan Supplement with the Court on or before September 13, 2013 (the “Exhibit Filing Date”), which filing is without prejudice to the Debtors’ rights to amend or supplement the Plan Supplement; and it is further

25.                                 ORDERED that the Plan Supplement shall be made available in accordance with the procedures set forth in paragraphs 26 and 53 of this Order; and it is further

26.                                 ORDERED that the Debtors shall provide copies of the Solicitation Package (other than a ballot) and the Plan Supplement (with the exception noted below for Holders of Class 6 Claims) to (a) the Office of the United States Trustee; (b) counsel to the DIP Facility Agent; (c) counsel to the Prepetition Term Loan Agent; (d) counsel to the Ad Hoc Secured Noteholders Committee; (e) counsel to the Prepetition Secured Notes Indenture Trustee; (f) the Stock Transfer Agent (as defined below); (g) counsel to the Investor; (h) the Internal Revenue

Service; (i) all parties that have filed requests for notice in these Chapter 11 Cases pursuant to Bankruptcy Rule 2002 as of the date of mailing the Solicitation Package or filing the Plan Supplement (as applicable); and (j) Holders of Claims in Class 6 whose Claims are scheduled in the Schedules or who have filed Proofs of Claim on or before September 12, 2013; provided that, with respect to Holders of Class 6 Claims, the Plan Supplement will be made available only in accordance with paragraph 53 and the Solicitation Packages will include a Non-Voting Status Notice: No Recovery in lieu of a ballot; and it is further

27.                                ORDERED that the Debtors shall provide Solicitation Packages to creditors who are holding Claims in Class 5 (with exclusions as noted herein) and are entitled to vote on the Plan because such creditors (i) have timely filed Proofs of Claim (or filed untimely Proofs of Claim which have been allowed as timely by the Court under applicable law on or before the applicable Voting Record Date) that have not been disallowed by an order of the Court entered on or before the applicable Voting Record Date or (ii) hold claims which are scheduled in the Schedules, other than those scheduled, in whole or part, as (x) unliquidated, contingent, or disputed or (y) zero or unknown in amount; and it is further

28.                                ORDERED that creditors who have filed duplicate claims shall be entitled to receive only one Solicitation Package and shall be allowed one ballot for voting their claims with respect to that class; and it is further

29.                                ORDERED that the Debtors shall provide the Confirmation Hearing Notice to all parties that received the Disclosure Statement Notice, and to parties to executory contracts and unexpired leases, which parties are not currently “creditors” as defined in Bankruptcy Code Section 101(10); and it is further

30.                                ORDERED that the Debtors shall publish the Confirmation Hearing Notice on or prior to August 26, 2013 in the national edition of The Wall Street Journal and shall be authorized (but not required) to publish the Confirmation Hearing Notice in such trade or other local publications of general circulation as the Debtors shall determine; and it is further

31.                                ORDERED that publication of the Confirmation Hearing Notice as described herein shall constitute sufficient notice of the Confirmation Hearing to persons who do not otherwise receive notice by mail as provided for in this Order; and it is further

D.                                    Transmittal of Solicitation Packages to Holders of Contingent, Unliquidated, and Disputed Claims that are Not Subject to an Objection Filed by the Debtors

32.                                [intentionally deleted]

33.                                [intentionally deleted]

E.                                      Holders of Securities and Approval of Certain Transmittal Procedures

34.                                ORDERED that, pursuant to Bankruptcy Rule 3017(e), the Debtors shall transmit (a) the Solicitation Packages to holders of the Prepetition Secured Notes and (b) the Non-Voting Status Notice: No Recovery and Confirmation Hearing Notice to holders of Old HoldCo Interests by mailing or causing to be mailed such materials by the Solicitation Mailing Date to (x) the Registered Record Owner and (y) the Intermediary Record Owners. The Debtors shall transmit to each Intermediary Record Owner one Solicitation Package for each Beneficial Holder represented by the Intermediary Record Holder as of the Securities Voting Record Date. In addition, the Debtors shall distribute Master Ballots to the Intermediary Record Owner in accordance with customary procedures in the securities industry; and it is further

35.                                ORDERED that the trustee and transfer agent for the Debtors’ Securities, including, without limitation, the Prepetition Secured Notes Indenture Trustee and American Stock Transfer & Trust Company, LLC (the “Stock Transfer Agent”), on or before August 25,

2013, shall provide the Voting and Claims Agent with an electronic file containing the names, addresses, and holdings of the respective owners that hold the Securities in their own name (the “Registered Record Owners”) as of the Securities Voting Record Date or, if they are unable to provide an electronic file, two sets of pressure-sensitive labels and a list containing the same information, and KCC is authorized to rely on the records of The Depository Trust Company (“DTC”) for a listing of the banks, brokerage firms, or the agents thereof as the entity through which the Beneficial Holders (as defined below) hold the Securities (collectively, the “Intermediary Record Owners”), as of the Securities Voting Record Date; and it is further

36.                                ORDERED that the Intermediary Record Owners shall distribute Solicitation Packages and notices to the respective beneficial holders of the Prepetition Secured Notes (the “Beneficial Holders”), as applicable, within five (5) business days of receiving the Solicitation Packages and notices; and it is further

37.                                ORDERED that the Intermediary Record Owners shall follow either of the two following options, as such entities determine, to obtain the votes of the Beneficial Holders:

(a)                                The Intermediary Record Owners may forward the Solicitation Package to the Beneficial Holders of the Prepetition Secured Notes for voting, which Solicitation Package shall include a Beneficial Holders Ballot substantially in the form of Exhibit 3-A attached hereto, and a return envelope provided by, and addressed to, the Intermediary Record Owner. Under this option, the Intermediary Record Owners shall summarize the individual votes of their Beneficial Holders from the Beneficial Holders Ballots on a Master Ballot in substantially the form attached as Exhibit 3-B to this Order. The Intermediary Record Owners shall then date and return the Master Ballot to the Voting and Claims Agent prior to the Voting Deadline; or

(b)                                The Intermediary Record Owner may “pre-validate” a Beneficial Holders Ballot (a “Prevalidated Ballot”) by signing that ballot and by indicating the following on that ballot: (a) the Intermediary Record Owner, (b) the principal amount of Prepetition Secured Notes owned by the applicable Beneficial Holder, (c) and the appropriate account numbers through which the Beneficial Holder’s holdings are derived. The Intermediary Record Owner shall then forward the Solicitation Package, including the Prevalidated Ballot and a return envelope addressed to the Voting and

Claims Agent, to the Beneficial Holder for voting by such Beneficial Holder;

and it is further

38.                                ORDERED that the Debtors are authorized (but not directed) to reimburse the Intermediary Record Owners for their reasonable, actual, and necessary out-of-pocket expenses incurred in performing the tasks described in the subparagraphs (a) and (b) of the preceding paragraph upon written request by such entities without further order or notice (subject to the Court’s retaining jurisdiction to resolve any disputes over any request for reimbursement); and it is further

39.                                ORDERED that the Debtors shall serve a copy of this Order on the Prepetition Secured Notes Indenture Trustee, the Stock Transfer Agent and each Intermediary Record Owner identified by the Debtors and the Voting and Claims Agent as an entity through which Beneficial Holders hold any of the Securities; and it is further

40.                                ORDERED that, notwithstanding anything in this Order to the contrary, the Debtors shall not be required to send Solicitation Packages, individual solicitation materials or other notices to any of the following creditors or other parties in interest in the Chapter 11 Cases:

(a)                                any creditor whose claim is based solely on amounts scheduled by the Debtors but whose claim already has been paid or satisfied in the full scheduled amount; provided, however, if, and to the extent that, any such creditor would be entitled to receive a Solicitation Package for any reason other than by virtue of the fact that its claim had been scheduled by the Debtors, then such creditor shall be sent a Solicitation Package in accordance with the procedures set forth herein;

(b)                                any creditor who filed a Proof of Claim if the amount asserted in such Proof of Claim is less than or equal to the amount that has already been paid;

(c)                                 any Holder of a Claim that was disallowed in full by order of this Court; or

(d)                                 any person or entity to whom the Debtors mailed the Disclosure Statement Hearing Notice and received any such notices returned by the United States Postal Service marked “undeliverable as addressed,” “moved - left no forwarding address,” “forwarding order expired,” or any similar reason, unless the Debtors have been informed in writing by such person of that person’s new address;

and it is further

V.                                    Voting Deadline and Procedures for Vote Tabulation

41.                                ORDERED that 5:00 p.m. Prevailing Eastern Time on September 23, 2013 (the “Voting Deadline”) is the last date and time by which ballots for accepting or rejecting the Plan must be received by the Voting and Claims Agent in order to be counted; and it is further

42.                                ORDERED that, with respect to Class 5, any timely received ballot that contains sufficient information to permit the identification of the claimant and is cast as an acceptance or rejection of the Plan shall be counted and shall be deemed to be cast as an acceptance or rejection, as the case may be, of the Plan. The foregoing general procedures shall be subject to the following exceptions:

(a)                                 If a Claim is deemed Allowed in accordance with the Plan, such Claim shall be Allowed for voting purposes in the deemed Allowed amount set forth in the Plan;

(b)                                 If a Claim for which a Proof of Claim has been timely filed is marked, in whole or in part, as contingent, unliquidated, or disputed, and that is not subject to an objection filed by the Debtors, then such Claim shall be temporarily allowed for voting purposes only, and not for purposes of allowance or distribution, at $1.00;

(c)                                  If a Claim has been estimated or otherwise allowed for voting purposes by order of the Court, then such Claim shall be temporarily allowed in the amount so estimated or allowed by the Court for voting purposes only, and not for purposes of allowance or distribution;

(d)                                 If a Claim is not listed on the Schedules, or is scheduled at zero, in an unknown amount, or, in whole or in part, as unliquidated, contingent, or disputed, and a Proof of Claim was not (a) timely filed by the Claims Bar Date or (b) deemed timely filed by an order of the Bankruptcy Court prior to the Voting Deadline, then such Claim shall be disallowed for voting purposes and for purposes of allowance and distribution pursuant to Bankruptcy Rule 3003(c);

(e)                                  If the Debtors have served and filed an objection to a Claim or any portion thereof, then such Claim shall be temporarily disallowed for voting purposes only and not for the purposes of the allowance or distribution, except to the extent and in the manner as may be set forth in the objection; and

(f)                                   Ballots cast in amounts in excess of their allowed amount will only be counted to the extent of the creditors’ allowed Claim;

and it is further

43.                               ORDERED that the following ballots shall not be counted or considered for any purpose in determining whether the Plan has been accepted or rejected:

(a)                                 Any ballot received after the Voting Deadline unless the Debtors shall have granted an extension of the Voting Deadline in writing with respect to such ballot;

(b)                                 Any ballot that is illegible or contains insufficient information to permit the identification of the claimant;

(c)                                  Any ballot cast by a person or entity that does not hold a claim in a class that is entitled to vote to accept or reject the Plan;

(d)                                 Any ballot cast for a claim not listed on the Schedules, or scheduled at zero, in an unknown amount, or, in whole or in part, as unliquidated, contingent, or disputed, and for which no Proof of Claim was timely filed;

(e)                                  Any ballot that is properly completed, executed and timely filed, but (a) does not indicate an acceptance or rejection of the Plan, (b) indicates both an acceptance and rejection of the Plan, or (c) partially accepts and partially rejects the Plan;

(f)                                   Any ballot submitted by facsimile, telecopy or electronic mail;

(g)                                  Any unsigned ballot;

(h)                                 Any ballot sent to the Debtors, the Debtors’ agents/representatives (other than the Voting and Claims Agent), any indenture trustee, or the Debtors’ financial or legal advisors; or

(i)                                     Any ballot not cast in accordance with the procedures approved in the Disclosure Statement Order;

and it is further

44.                                ORDERED that any duplicate ballot will only be counted once; and it is further

45.                                ORDERED that, notwithstanding anything in this Order to the contrary, the ballot of any creditor who filed a Rule 3018(a) Motion in accordance with the procedures set forth in this Order shall not be counted for voting purposes, unless such creditor’s claim is temporarily allowed by the Court after notice and a hearing or agreed to in writing by the Debtors; and it is further

46.                                ORDERED that, notwithstanding Bankruptcy Rule 3018(a), whenever two or more ballots are cast which attempt to vote the same claim prior to the Voting Deadline, the last ballot received by the Voting and Claims Agent prior to the Voting Deadline shall be deemed to reflect the voter’s intent and thus to supersede any prior ballots, provided, however, that where an ambiguity exists as to which ballot was the latest mailed, the Voting and Claims Agent reserves the right to contact the creditor and calculate the vote according to such voter’s stated intent.(3) This procedure is without prejudice to the Debtors’ rights to object to the validity of the second ballot on any basis permitted by law and, if the objection is sustained, to count the first ballot for all purposes; and it is further

47.                                ORDERED that claims splitting is not permitted and creditors who vote must vote all of their Claims within a particular class to either accept or reject the Plan; and it is further

48.                                ORDERED that the following procedures for tabulating votes cast by Beneficial Holders of the Prepetition Secured Notes are hereby approved:

(a)                                 first, Intermediary Record Owners electing to use the Master Ballot voting process shall be required to retain for one year following the Effective

(3)                                 Likewise, if a Beneficial Holder submits more than one Beneficial Holder Ballot to its Intermediary Record Owner, (i) the latest dated Beneficial Holder Ballot received before the submission deadline imposed by the Intermediary Record Owner shall be deemed to supersede any prior Beneficial Holder Ballots submitted by the Beneficial Holder; and (ii) the Intermediary Record Owner shall complete the Master Ballot accordingly.

Date, for inspection by the Court, the Beneficial Holders Ballots cast by Beneficial Holders, and that Intermediary Record Owners electing to send Prevalidated Ballots to Beneficial Holders for direct return to the Voting and Claims Agent shall be required to retain for one year following the Effective Date, for inspection by the Court, a list of those Beneficial Holders to whom such Prevalidated Ballots were sent. The Voting and Claims Agent shall be required to retain for one year following the Effective Date, for inspection by the Court, the Prevalidated Ballots returned by the Beneficial Holders, as well as the Master Ballots returned by the Intermediary Record Owners;

(b)                                 second, (a) votes cast by Beneficial Holders holding Prepetition Secured Notes through Intermediary Record Owners and transmitted by means of a Master Ballot or Prevalidated Ballot shall be applied against the positions held by such Intermediary Record Owners with respect to such Prepetition Secured Notes as of the Securities Voting Record Date and (b) votes submitted by Prevalidated Ballot or by an Intermediary Record Owner on a Master Ballot shall not be counted to the extent that they are in excess of the position maintained by the respective Intermediary Record Owner in the Prepetition Secured Notes on the Securities Voting Record Date;

(c)                                  third, the following assumptions apply to Prevalidated Ballots: (a) each Prevalidated Ballot is for a single account, and (b) each vote is a separate vote and not duplicative of any other vote cast by other customers of such Intermediary Record Owner (unless specific evidence indicates that one vote is for the identical account number and amount of another vote);

(d)                                 fourth, to the extent that conflicting votes or overvotes are submitted on a timely received Master Ballot or Prevalidated Ballot, the Voting and Claims Agent shall attempt to resolve the conflict or overvote prior to the preparation of the vote certification;

(e)                                  fifth, to the extent that overvotes on a timely received Master Ballot or Prevalidated Ballot are not reconcilable prior to the preparation of the vote certification, the Voting and Claims Agent shall count votes in respect of such Master Ballot or Prevalidated Ballot in the same proportion as the votes to accept and reject the Plan submitted on the Master Ballot or Prevalidated Ballot that contained the overvote, but only to the extent of the applicable Intermediary Record Owner’s position on the Securities Voting Record Date in the Prepetition Secured Notes;

(f)                                   sixth, Intermediary Record Owners shall complete multiple Master Ballots, and the votes reflected by such multiple Master Ballots shall be counted except to the extent that they are duplicative of other Master Ballots. If two or more Master Ballots submitted are inconsistent in whole or in part, the latest Master Ballot received prior to the Voting Deadline will, to the extent of such inconsistency, supersede and revoke any prior

Master Ballot, subject to the Debtors’ rights to object to the validity of the second Master Ballot on any basis permitted by law, including under Bankruptcy Rule 3018(a), and, if such objection is sustained, the first Master Ballot will then be counted;

(g)                                  for purposes of tabulating votes, each Beneficial Holder shall be deemed (regardless of whether such holder includes interest in the amount voted on its Beneficial Holder Ballot) to have voted only the principal amount of its Prepetition Secured Notes, and any other accrued interest, fees or expenses shall not be included for purposes of tabulating votes;

(h)                                 finally, each Beneficial Holder of the Prepetition Secured Notes shall be deemed to have voted the full principal amount of its Prepetition Secured Notes Claims, notwithstanding anything to the contrary on any ballot;

and it is further

V.                                    Miscellaneous

49.                                ORDERED that the service of Solicitation Packages and other notices and documents described herein in the time and manner set forth in this Order constitutes adequate and sufficient notice of the Confirmation Hearing and no further notice is necessary; and it is further

50.                                ORDERED that the Debtors are authorized to take all actions necessary to implement the relief granted in this Order; and it is further

51.                                ORDERED that, notwithstanding any applicable Bankruptcy Rule, the terms and conditions of this Order shall be immediately effective and enforceable upon its entirety; and it is further

52.                                ORDERED that this Court shall retain jurisdiction with respect to all matters arising from or related to the implementation of this Order; and it is further

53.                                ORDERED that copies of the Plan and Disclosure Statement (including after the Exhibit Filing Date, the Plan Supplement) and all pleadings and orders of the Bankruptcy Court are publicly available, for a fee via PACER at: http:/www.deb.uscourts.gov, or free of charge

from the Voting and Claims Agent at http://www.kccllc.net/OnCure.  Such documents and pleadings may also be obtained by:   (i) calling the Debtors’ restructuring hotline at (877) 634-7166; (ii) visiting the Debtors’ restructuring website at: http://www.kccllc.net/OnCure; and/or (iii) writing to OnCure, c/o Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, California 90245.

Dated:	August 22, 2013
Wilmington, Delaware

/s/ Mary F. Walrath
THE HONORABLE MARY F. WALRATH
UNITED STATES BANKRUPTCY JUDGE